BRIGHTPOINT, INC. SUBSIDIARIES


                                             Jurisdiction
                                                  of
             Name                            Incorporation
             ----                            -------------

Brightpoint International Ltd.                Delaware

Brightpoint EMA Ltd.                          United
                                              Kingdom

RPS Industries Company Ltd.                   Hong Kong

Brightpoint Australasia Pty Ltd.              Australia

Brightpoint International Asia                Singapore
Pacific Pte Ltd.

Brightpoint (UK) Ltd.                         United
                                              Kingdom

Brightpoint South Africa (Pty)                South Africa
Ltd.

Brightpoint Australia Pty Ltd.                Australia

Brightpoint China Ltd.                        Hong Kong